Exhibit (d)(34)

PACIFIC SELECT FUND
FEE SCHEDULE
CAPITAL GUARDIAN TRUST COMPANY

     The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of each Portfolio at an annual rate equal to:

Portfolio: Diversified Research

First $150 million	0.500%
Next $150 million	0.450%
Next $200 million	0.350%
Next $500 million	0.300%
Next $1 billion	0.275%
Over $2 billion	0.250%

Portfolio: Equity

0.34% on all assets

All Portfolios: Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of April 20, 2005.

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Thomas C. Sutton	By: /s/ Audrey L. Milfs

Name: Thomas C. Sutton	Name: Audrey L. Milfs
Title: Chairman of the Board and	Title: Vice President and Secretary
Chief Executive Officer

CAPITAL GUARDIAN TRUST COMPANY

By: /s/ Stephen E. Embs	Attest: /s/ Jacqueline A. Pardus

Name: Stephen E. Embs	Name: Jacqueline A. Pardus
Title: Vice President	Title: Sr. Contracts Account Administrator

PACIFIC SELECT FUND

By: /s/ Thomas C. Sutton

Name: Thomas C. Sutton
Title: Chairman of the Board
and Chief Executive Officer